Exhibit 10.2
AMENDMENT NUMBER ONE
to the
CELANESE CORPORATION DEFERRED COMPENSATION PLAN
     WHEREAS, Celanese Corporation (the “Company”) previously adopted the Celanese Corporation Deferred Compensation Plan (the “Plan”) effective January 1, 2008;
     WHEREAS, Section 12.2 of the Plan provides that the Company may amend the Plan at any time; and
     WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is in the best interests of the Company to amend the Plan in the manner set forth below, and has directed that the Plan’s administrative committee (the “Committee”) prepare and sign such amendment.
     NOW, THEREFORE, the Plan is amended as follows:
1.	Sections 5.1 and 5.2 are deleted and replaced with the following:
5.1	Change in Control Benefit. Notwithstanding anything herein to the contrary, a Participant shall receive his or her Account Balance from the Company in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change in Control Benefit”). The Benefit Distribution Date for the Change in Control Benefit shall be the date on which the Change in Control occurs.

5.2	Payment of Change in Control Benefit. The Change in Control Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 30 days after the Participant’s Benefit Distribution Date.
2.	The following subparagraph (d) is added to Section 6.2:
(d)	If a Participant’s vested Account Balance does not exceed $15,000 at the time the Participant Separates from Service under this Article 6, then notwithstanding the foregoing provisions of this Article 6 or any election by the Participant to the contrary, the Participant’s vested Account Balance shall be paid to the Participant in a lump sum no later than 60 days after the Benefit Distribution Date described in Section 6.1(a). The provisions of this Section 6.2(d) shall not apply to the Participant’s vested Account Balance unless the Participant’s vested Account Balance and his or her interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury

Regulation Section 1.409A-1(c)(2) do not exceed $15,000 on an aggregated basis, and all such other interests are terminated and liquidated in their entirety at the same time as the lump sum payment under this Section 6.2(b).
3.	The following sentence is added to Section 12.2:
In addition, the Committee may amend the Plan to the extent necessary to accept a transfer of benefit liabilities from the Celanese Americas Supplemental Retirement Savings Plan and to incorporate that plan’s eligibility, benefit and payment provisions in the event that Celanese Americas Corporation approves a transfer of the Celanese Americas Supplemental Retirement Savings Plan’s benefits and liabilities to this Plan.
     The changes made by this amendment are effective on the date set forth below.
     IN WITNESS WHEREOF, this Amendment Number One is signed this 11th day of December, 2008.

CELANESE CORPORATION DEFERRED COMPENSATION PLAN COMMITTEE

For the Committee

By:	/s/ Patrick Carroll

Patrick Carroll

ATTEST:	/s/ Jan Dean

Jan Dean